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                                                                     EXHIBIT 5.1

                              October 30, 1998

Aspect Telecommunications Corporation
1730 Fox Drive
San Jose, CA 95131-2312

        REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about October 30, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of $490,000,000 aggregate principal amount at maturity of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") and shares of your Common Stock issuable upon conversion of the Debentures (the "Conversion Shares") to be sold by certain securityholders listed in the Registration Statement (the "Selling Securityholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Debentures and the Conversion Shares by the Selling Securityholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

        It is our opinion that the Debentures and the Conversion Shares, when sold by the Selling Securityholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                        Sincerely,


                                        VENTURE LAW GROUP
                                        A Professional Corporation

                                        /s/ VENTURE LAW GROUP